UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2019

BROADRIDGE FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

5 Dakota Drive
Lake Success, New York 11042
(Address of principal executive offices)

Registrant's telephone number, including area code: (516) 472-5400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into Material Definitive Agreement.

On March 18, 2019 (the "Effective Date"), Broadridge Financial Solutions, Inc. (the "Company") entered into an amended and restated credit agreement (the "Credit Agreement") among the Company, as borrower, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, providing for an aggregate $1.5 billion senior unsecured revolving facility. The revolving facility is comprised of a $1.1 billion US dollar tranche and a $400.0 million multicurrency tranche. The Credit Agreement provides for a letter of credit facility, a swingline facility and a competitive bid advance facility. The Credit Agreement has a five year term. The Credit Agreement also permits, subject to the satisfaction of certain conditions, up to $500.0 million of additional revolving loan commitments from one or more of the existing lenders or other lenders (with the consent of the Administrative Agent). The Credit Agreement also contains mechanics by which the Company may, with the consent of the Administrative Agent and the lenders providing the relevant commitments, add one or more subsidiary borrowers and one or more additional currencies under an existing tranche or under a new tranche. The Company may voluntarily prepay, in whole or in part and without premium or penalty, borrowings under the Credit Agreement at any time.

The Credit Agreement contains affirmative and negative covenants that the Company believes are usual and customary for transactions of this type. The negative covenants include, among other things, limitations on liens, subsidiary indebtedness, sale and leaseback transactions, fundamental changes, limitations on restrictive agreements, certain mergers, consolidations and transfers of all or substantially all of the Company's assets and transactions with affiliates. The Credit Agreement also prohibits the Company from exceeding a maximum leverage ratio. Upon the occurrence of certain customary events of default set forth in the Credit Agreement, including payment defaults, breaches of covenants, a change of control, judgment defaults and cross acceleration or cross default under other material indebtedness of the Company, the Administrative Agent may and, upon the request of a majority of the lenders, shall, accelerate repayment of the loans and cancel all of the commitments outstanding under the Credit Agreement. Upon certain insolvency and bankruptcy events of default, the loans shall automatically accelerate and all of the outstanding commitments under the Credit Agreement shall be automatically cancelled.

Under the Credit Agreement, revolving loans (other than in respect of any competitive advance) initially bear interest at LIBOR plus 1.015% per annum (subject to a step-up to LIBOR plus 1.175% or step-down to LIBOR plus 0.805% based on ratings). The Company will also pay a facility fee of 11.0 basis points per annum (subject to a step-up to 20 basis points and step-down to 7 basis points based on ratings), payable quarterly commencing on March 31, 2019, on the daily amount of the revolving commitments.

On the Effective Date, the commitments to the Company under its credit agreement dated February 6, 2017, among the Company, as borrower, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the "2017 Credit Agreement"), were effectively replaced by the new facilities. There were $280.0 million of revolving loans outstanding as of the Effective Date. There were no additional revolving loans drawn under the Credit Agreement on the Effective Date and $280.0 million of revolving loans remain outstanding as of the date of this filing.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and is hereby incorporated into this Item 1.01 by reference. The representations and warranties contained in the Credit Agreement were made solely for purposes of allocating contractual risks between the parties and not as a means of establishing facts. Such representations and warranties may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms and shall not be relied on as factual information at the time they were made or otherwise. The Credit Agreement may have different standards of materiality than under applicable securities laws.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement, dated March 18, 2019, among Broadridge Financial Solutions, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Date: March 18, 2019	By:	/s/ Adam D. Amsterdam
Name: Adam D. Amsterdam
Title: Corporate Vice President and General Counsel